UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

THE HAIN CELESTIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

58 South Service Road, Melville, NY 11747

(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 730-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2012, The Hain Celestial Group, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Company’s employment agreement with Irwin D. Simon, dated as of July 1, 2003, as amended (the “Employment Agreement”), such that “Termination for Good Reason” means a termination of Mr. Simon’s employment following (i) a diminution of his position, duties and responsibilities, (ii) the removal of Mr. Simon from, or failure to re-elect Mr. Simon as, the Chairman of the Board or as Chief Executive Officer (“CEO”), (iii) a reduction in his base salary, (iv) the material breach by the Company of any term of the Employment Agreement, or (iv) following a Change in Control, Mr. Simon not being CEO or Chairman of the Board of any ultimate parent company resulting from the Change in Control or any material reduction in compensation opportunity (including achievability) or benefits provided under any compensation, incentive, employee benefit or welfare plan or program of the Company or any subsidiary in which Mr. Simon participates before the Change in Control. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

The foregoing descriptions of the Employment Agreement and the Amendment do not purport to be complete and are qualified in its entirety by reference to the actual Employment Agreement, as amended (as previously publicly filed and described by the Company) and the full text of the Amendment (included as Exhibit 10.1 to this Current Report on Form 8-K.)

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amendment to Employment Agreement between the Company and Irwin D. Simon, dated as of November 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2012

THE HAIN CELESTIAL GROUP, INC.
(Registrant)

By:	/s/ Ira J. Lamel
Name:	Ira J. Lamel
Title:	Executive Vice President and
Chief Financial Officer